EXHIBIT 99.2

Dolby Laboratories Announces Executive Retirement

Executive Vice President and Chief Financial Officer, Lewis Chew to retire later this year

SAN FRANCISCO, May 04, 2021 (GLOBE NEWSWIRE) -- Dolby Laboratories, Inc. (NYSE:DLB) today announced that after more than a 30 year career of financial leadership, Lewis Chew, Executive Vice President and Chief Financial Officer has decided to retire later this year and focus more time on his family. The company is initiating a global search to identify its next Chief Financial Officer. During this period, Lewis will continue in his role to support the transition.

“Lewis is a distinguished financial leader who has made significant contributions to Dolby over the past nine years,” said Kevin Yeaman, Dolby Laboratories, President and CEO. “While Lewis won’t be retiring until later this year, I want to thank him now for the impact he has made on Dolby and the strong team he has built and wish him the best in his retirement.”

Lewis has served as the company’s Chief Financial Officer since 2012. During his tenure, Lewis played an integral role in building on the company’s strong financial position, navigating new business models, and supporting the expansion of Dolby experiences.

“It’s been an honor to be a part of Dolby,” said Lewis Chew, Dolby Laboratories, Executive Vice President and Chief Financial Officer. “I’m proud of the teams and all the ways we’ve supported expanding Dolby experiences and have the utmost confidence in the company’s continued future success.”

About Dolby Laboratories
Dolby Laboratories (NYSE: DLB) is based in San Francisco, California with offices around the globe. From movies and TV shows, to apps, music, sports and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. We partner with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io.

Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.
DLB-G

Investor Contact:
Jason Dea
Dolby Laboratories
415-357-7002
investor@dolby.com

Media Contact:
Natalia Sandin
Dolby Laboratories
650-201-8814
natalia.sandin@dolby.com